Exhibit 99.1

April 1, 2014

To our Shareholders:

We are writing to let you know that our Board of Directors and Compensation Committee spent a considerable amount of time in 2013 evaluating our recent Say on Pay vote outcomes, and as a result, we have made considerable changes to our compensation policies, practices, procedures and programs. We are writing to highlight some of the actions taken as we want you to know that we take this matter seriously and are committed to practicing heightened governance, linking pay to performance, and responding to your concerns.

The following actions were taken in 2013 by the Compensation Committee and Board of Directors:

•   Eliminated tax gross-up payments and awards from executive incentive plans.

•   Adopted a clawback policy covering all executive incentive compensation arrangements. Per the policy, Doral has the right to recover any incentive compensation awards previously paid or reduce future repayments to an employee due to the following triggering events: a specified event occurs which would include a material SEC restatement that renders a previously-earned or paid amount of compensation to be erroneous and/or a reversal on specific financial transaction.

•   Increased the number of Compensation Committee meetings held in 2013 over the number held over prior years; eight meetings were held in 2013 compared to two in 2012.

•   Adopted a formal compensation philosophy as an overarching principle from which all executive compensation decisions are made. As both the Board and shareholders are aware, the Puerto Rico banking market has been materially adversely affected by the recession and unlike the mainland U.S., the Puerto Rico banking market has not recovered. It is a critical function of the organization to attract and retain highly qualified executives to the Company to manage the Company through these challenges and the Company is fortunate that this management team has also been able to build a strong U.S. based business in spite of the difficulties in Puerto Rico. Our compensation programs are designed to recognize the reality of the challenges the Company is facing and the efforts the executive management team has made to manage our operations in Puerto Rico and build profitable businesses in the mainland U.S.

April 1, 2014

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•   Implemented recommendations relative to compensation and governance from the independent management assessment conducted by an outside firm in 2012. This evaluation assessed the adequacy of the organization design, scope of roles and job descriptions for all senior executive officers and senior management.

•   Worked with an independent compensation consulting firm to conduct an overall executive compensation review and assessment, and based on this work, as well as information developed as part of the Company’s previously disclosed compliance with management directives established by the Federal Reserve Board of New York and the FDIC, made changes to executive compensation programs. A new proxy peer group was established of similar sized banks ranging from $5 billion to $18 billion in assets to benchmark compensation for the top five officers. From this benchmarking report several items described in this letter have been or are being implemented.

•   Worked to develop for future periods quantifiable and measurable performance goals in the executive short- and long- incentive plan arrangements, which the Board believes will result in a stronger link between pay and corporate performance.

•   Implemented a mandatory deferral policy for future incentive compensation. Executives will be required to defer from 10% to 25% of the annual cash incentive payout for a period up to 12 months.

•   Developed a phantom stock program for executives. When granted, the awards will be tied to long-term Company performance results with the vesting percentages to be determined based on the achievement of Company goals, time vesting and/or individual performance results at the end of a pre-determined period.

We hope that you keep these actions in mind as you evaluate the reasonableness of our compensation and governance program changes made throughout 2013 and as disclosed in our upcoming proxy statement. We welcome your input and are available to discuss this information if you have questions or comments.

Sincerely,

Dennis G. Buchert

Chairman of the Board & Compensation Committee Chairman

Doral Financial Corporation